Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is made and entered into this 24th day of May, 2019, by and between HERI AUM LLC, a South Carolina limited liability company (“Seller”), and MEDALIST DIVERSIFIED HOLDINGS, L.P., a Delaware limited partnership (“Purchaser”).

WITNESSETH:

WHEREAS, Seller is the owner of certain real property located at 1310 Tiger Boulevard, Clemson, South Carolina, which property is more particularly described on Exhibit A attached hereto and incorporated herein by this reference (together with all the improvements located thereon, the “Real Property”); and

WHEREAS, Seller has offered to sell the Property (as hereinafter defined) to Purchaser, and Purchaser has offered to purchase the Property from Seller; and

WHEREAS, the parties desire to provide for said purchase and sale on the terms and conditions hereinafter set forth;

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, all of which each party respectively agrees constitutes sufficient consideration received at or before the execution hereof, the parties hereto do hereby agree as follows:

1.          DEFINITIONS AND MEANINGS. In addition to any other terms whose definitions are fixed and defined by this Agreement, each of the following defined terms, when used in this Agreement with an initial capital letter, shall have the meaning ascribed thereto by this Section 1:

“Additional Earnest Money” means the sum of Fifty Thousand and 00/100 Dollars ($50,000.00) to be deposited (if at all) with Escrow Agent by Purchaser as further provided in Section 5.1, and shall be applicable to the Purchase Price if Closing occurs.

“Agreement” means this Purchase and Sale Agreement, together with all exhibits attached hereto, as same may be extended or amended by mutual agreement of the parties in writing.

“Booking” means a contract or reservation for the use of guest rooms, banquet facilities or meeting rooms in the Hotel other than single or group reservations of less than twenty (20) rooms on any single night.

“Business Day” means any day other than (a) a Saturday or a Sunday, (b) a national holiday, or (c) a day on which banks are not required to be open for business within the State of South Carolina.

“Closing” means the consummation of the purchase and sale contemplated by this Agreement by the deliveries required under Section 7.

“Closing Date” means the time and date, established under Section 7.1, when the purchase and sale contemplated by this Agreement is to be consummated as such date may be extended by mutual agreement of the parties.

“Cutoff Time” means 11:59 p.m. on the day immediately preceding the Closing Date.

“Due Diligence Items” means those items, documents and matters listed or described on Exhibit B attached hereto and incorporated herein by this reference.

“Earnest Money” means the Initial Earnest Money and, if deposited in accordance with this Agreement and the Additional Earnest Money.

“Employment Agreements” means all union, benefit and collective bargaining agreements affecting the Hotel or the Hotel Employees, including pension, profit sharing, employee benefit and similar plans, if any, and all written employment and consulting contracts with regard to any Hotel Employee.

“Escrow Agent” means AmTrust Title Insurance Company, 7400 Beaufort Springs Drive, Suite 200, Richmond, Virginia 23225; Attention: Steve Francis; Email: stephen.francis@amtrustgroup.com; Phone: (804) 720-4961.

“Execution Date” means the date on which this Agreement is delivered to Purchaser’s attorney after being duly executed by both Purchaser and Seller; such date shall be inserted in the preamble on the first page of this Agreement.

“Existing Best Western Franchise Documents” shall mean (i) the Best Western Franchise Agreement between Best Western (the “Franchisor”) and Seller (as Franchisee) dated December 3, 2014 (the “Franchise Agreement”), (ii) the Electronic Systems License Agreement between the Franchisor and Seller dated December 3, 2014 (the “License Agreement”), (iii) the Guaranty Agreement made by Priti K. Patel and Hiten K. Patel (as Guarantors) for the benefit of the Franchisor dated December 3, 2014 (the “Franchise Guaranty Agreement”).

“Guest Ledger Receivables” means all amounts, including, without limitation, room charges, accrued to the accounts of guests occupying rooms in the Hotel as of the Cutoff Time.

“Initial Earnest Money” means the sum of Fifty Thousand and 00/100 Dollars ($50,000.00) to be deposited with Escrow Agent by Purchaser as further provided in Section 4, and shall be applicable to the Purchase Price if Closing occurs.

“Inspection Date” means the date forty-five (45) days after the Execution Date, as the same may be extended pursuant to Section 5.1.

“Liquor License” means the Permit issued to Seller by the alcoholic beverage regulatory authority of the State of South Carolina.

“Permits” means all licenses (including the Liquor License) and permits granted by a governmental authority and owned by Seller or used in or relating to the ownership, occupancy or operation of the Hotel or any part thereof.

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“Permitted Exceptions” means (i) any Title Matters, with respect to which Purchaser fails to object prior to the Title Review Date (as defined in Section 5.6); (ii) Title Matters which Purchaser waives pursuant to Section 5; (iii) any laws, regulations or ordinances (including, but not limited to, zoning, building and environmental matters) as to the use, occupancy, subdivision or improvement of the Property adopted or imposed by any governmental agency; and (iv) taxes and assessments for the current tax year which are secured by a lien but only to the extent not yet due and payable.

The term “Property” means collectively:

(a)          The Real Property, together with (i) the 148-unit hotel (the “Hotel” or the “Project”) commonly known as the “Best Western Plus University Inn, Clemson, South Carolina”, all buildings, and all other improvements located thereon (the “Improvements”), (ii) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining to such Real Property and the Improvements, and (iii) all right, title, and interest of Seller in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Real Property.

(b)          The “Personal Property,” being all equipment, machinery, furniture, fixtures, appliances, furnishings, unopened or otherwise usable food and beverages, engineering, maintenance and housekeeping supplies, unopened stationery and printing items and supplies, china, glassware, linens and silverware used or held in reserve storage, and all other tangible personal property owned by Seller and Seller’s interest in any such property owned, paid for, or leased by Seller, now or hereafter located in or on the Property, or used in connection with the operation, ownership, or management of the Real Property and the Improvements (excluding any computers) including, without limitation, the items described in Exhibit D attached hereto and incorporated herein by this reference.

(c)          The “Intangible Personal Property,” to the extent assignable by and in the possession of Seller, being all of Seller’s right, title and interest, if any, in all intangible personal property related to the Real Property, the Improvements or the Personal Property, including, without limitation: trade names, trademarks and service marks associated with the Real Property, including the common name of the Real Property, the Project, and the Improvements: “Best Western Plus University Inn” (but specifically excluding Seller’s right or interest in the names “Heri Aum” or any variant or derivative thereof), the Improvements or the Personal Property; construction and all plans and specifications and other architectural and engineering drawings for the design, approval, and construction of the Project; all assignable warranties and contract rights (including, but not limited to, the Service Contracts defined and described below), engineering, architectural and other plans and specifications, related to the construction, operation, ownership, management, maintenance or repair of the Real Property and Improvements; Permits, approvals and licenses (to the extent assignable) related to the Project; all records and promotional materials relating to the Property; surveys, inspection reports, development rights and entitlements; management and development agreements; telephone exchange numbers (to the extent assignable); any social media accounts maintained exclusively by Seller in connection with the Property, together with all assignable user names and password account information necessary for accessing and controlling said website and accounts; and any franchise information and approvals relating to the Project.

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“Purchase Price” means the amount which Purchaser shall pay to consummate the purchase and sale of the Property as provided in Section 3.1.

“Title Matter” and “Title Matters” mean any deeds to secure debt, deeds of trust, mortgages, liens, financing statements, security interests, easements, leases, restrictive covenants, agreements, options, claims, clouds, encroachments, rights, taxes, assessments, mechanics’ or materialmens’ liens (inchoate or perfected), liens for federal or state income, estate or inheritance taxes and other encumbrances of any nature whatsoever, whether existing of record or otherwise, together with any and all matters of any kind or description, including, without limitation, matters of survey and any litigation or other proceedings affecting the Property or Seller and which affects title to the Property.

2.	SALE AND PURCHASE/FINANCING.

2.1          Purchase and Sale. Seller agrees to sell the Property to Purchaser on the terms and conditions contained in this Agreement, and Purchaser agrees to purchase the Property from Seller on the terms and conditions contained in this Agreement.

2.2          Purchaser Financing. Purchaser assumes full responsibility to obtain the funds required for Closing, and Purchaser’s acquisition of such funds shall not be a contingency to the Closing.

2.3          Subject to the terms of this Agreement, Seller and Purchaser shall also cooperate in their attempt to (A) have the Existing Best Western Franchise Documents assigned to and assumed by Purchaser to the extent Purchaser elects, in its sole discretion, to assume the same, and Seller and/or its affiliates released from all obligations and liabilities thereunder first arising after the Closing Date, and (B) procure the consent of Seller’s counterparties to the Existing Best Western Franchise Documents of Purchaser’s assumption of Seller’s obligations and liabilities thereunder, and Seller’s and/or its affiliates’ release from their obligations and liabilities thereunder as described above on or before the Inspection Date. Purchaser may deliver written notice to Seller (the “Franchise Document Termination Notice”) on or before the Inspection Date directing Seller to terminate the Existing Best Western Franchise Documents at Closing; provided that (a) the effective date of such termination on or after Closing shall be subject to the express terms of such Existing Best Western Franchise Documents (and, to the extent that the effective date of termination of any Existing Best Western Franchise Documents is after the Closing Date, Purchaser shall be deemed to have assumed all of Seller’s obligations under such Existing Best Western Franchise Documents as of the Closing Date), (b) if any such Existing Best Western Franchise Document cannot by its terms be terminated, it shall be assumed by Purchaser, and (c) to the extent that any such Existing Best Western Franchise Document requires payment of a penalty, premium, or damages, including liquidated damages, for cancellation, Purchaser shall be solely responsible for the payment of any such cancellation fees, penalties, or damages, including liquidated damages. If Purchaser fails to deliver the Franchise Document Termination Notice to Seller on or before the Inspection Date, Purchaser shall assume all Existing Best Western Franchise Documents at the Closing. To the extent that any Existing Best Western Franchise Documents to be assigned to Purchaser is either (i) assignable but requires the applicable vendor to consent to the assignment and assumption, or (ii) is not assignable (either by its terms or applicable law), then, prior to the Closing, Seller shall be responsible for obtaining from each applicable vendor a consent to such assignment and assumption at Seller’s sole cost and expense.

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2.4          Notwithstanding any other provision of this Agreement to the contrary, upon Purchaser’s request, Seller agrees to convey at Closing certain Personal Property, Intangible Personal Property, Service Contracts, the Existing Best Western Franchise Documents, Employment Agreements, the Liquor License and any other assets of Seller designated by Purchaser to be conveyed pursuant to the terms of this Agreement, other than the Real Property, to a taxable REIT subsidiary affiliated with Purchaser.

3.	PURCHASE PRICE/ASSUMPTION OF LIABILITY.

3.1          Amount and Payment of Purchase Price. The Purchase Price for the Property shall be Ten Million Five Hundred One Thousand One and 00/100 Dollars ($10,501,001.00), plus an amount equal to the then-current payoff of a certain equipment lease (the “Equipment Lease”) currently estimated at, and not to exceed, $346,000.00, which shall be payable in cash at the Closing. No later than 5:00 p.m. eastern time on the Closing Date, Purchaser shall deliver to Escrow Agent cash in an amount equal to the Purchase Price (subject to the adjustments, prorations and credits provided herein). The Purchase Price shall be paid at Closing by wire transfer of immediately available federal funds, transferred to the order or account of the Escrow Agent. For the avoidance of doubt, Seller shall obtain a payoff letter from the lessor under the Equipment Lease, and Escrow Agent shall pay the amount thereof at Closing in accordance with such payoff letter.

3.2          Assumption of Liability. Seller’s obligations under any Service Contract, which Purchaser does not elect to have terminated (by notice to Seller received on or before the Inspection Date) in accordance with terms hereof and which arise from and after the Closing Date, shall be assumed by, and become the sole responsibility of, Purchaser at Closing and pursuant to which Purchaser will indemnify Seller for all assumed matters relevant to the operation of the Property arising after Closing and Seller will indemnify Purchaser for all assumed matters relevant to the operation of the Property applicable to the period prior to Closing.

4.	EARNEST MONEY AND ESCROW AGENT.

4.1          Initial Earnest Money Deposit. No later than five (5) Business Days after the Execution Date, Purchaser shall deposit via wire transfer of immediately available funds the Initial Earnest Money with Escrow Agent. Failure to so timely deposit the Earnest Money shall automatically render this Agreement null and void and of no force or effect (without the requirement for any notice or cure period).

4.2          Application of Earnest Money. Escrow Agent will hold, disburse, release and apply the Earnest Money in accordance with this Agreement. After the Inspection Date, the Earnest Money shall become non-refundable and be paid to Seller if Closing does not occur under any circumstances other than Purchaser’s termination of this Agreement pursuant to Section 5.1, Section 5.7.4, Section 6.1, Section 7.3.7, Section 9 or Section 12.1, or in the event of a failure of any condition precedent to Purchaser’s obligations hereunder, or in the event of a default by Seller hereunder, in which case the Earnest Money shall be returned to Purchaser.

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5.	PROPERTY INSPECTION; TITLE EXAMINATION AND OBJECTIONS.

5.1          Property Inspection. Upon reasonable prior notice (however not less than twenty-four (24) hours’ notice) to Seller, Purchaser, through its agents, employees or contractors, may go upon the Property beginning on the Execution Date and ending on the Inspection Date (the “Inspection Period”) during normal business hours to make boundary line or topographical surveys and to conduct such soil, engineering, environmental and other tests, investigations and analyses of the Property; provided, however, that Purchaser shall perform no intrusive testing (including, without limitation, test borings, drilling, removal of soil and water samples, ground water testing and surface water testing, but excluding air quality and radon testing, routine mold and asbestos sampling, and small soil, carpet or similar sampling) without the specific consent of Seller and Seller’s agreement to the nature and scope of such testing, which consent by Seller shall not be unreasonably denied, delayed, or conditioned. Notwithstanding the provisions of the immediately preceding sentence, Purchaser shall have the option (the “Inspection Period Extension Option”) on one (1) occasion to extend the Inspection Period by up to ten (10) days by providing written notice to Seller of Purchaser’s exercise of its Inspection Period Extension Option on or prior to the then effective Inspection Date. Purchaser shall pay all costs incurred in making such surveys, tests, analyses and investigations and shall indemnify, defend and hold Seller and the Seller Parties (as defined in Section 12.1) harmless from any liens (or claims for unpaid fees), and from any claims, losses and liabilities for personal injury or property damage arising out of Purchaser’s exercising such right and privilege to go upon the Property; provided, however, Purchaser shall not have any liability with respect to the gross negligence or willful misconduct of Seller or parties under Seller’s direct authority or control. Purchaser’s indemnity of Seller and the Seller Parties hereunder shall survive the rescission, cancellation, termination or consummation of this Agreement. If for any reason or no reason whatsoever (in Purchaser’s sole discretion), Purchaser is not satisfied with any inspections or investigations of the Property, Purchaser may, by written notice received by Seller on or prior to 5:00 PM (eastern time) on or before the Inspection Date (a “Termination Notice”), elect to terminate this Agreement. If Purchaser so elects, the Earnest Money shall be returned to Purchaser, and the parties shall have no further rights or obligations to one another except as otherwise expressly provided herein. Purchaser’s failure to timely send a Termination Notice shall be deemed Purchaser’s election to proceed to Closing, and Purchaser shall have no further right to terminate this Agreement under this Section 5.1. If Seller does not deliver a Termination Notice as set forth above, Purchaser shall within five (5) Business Days following the Inspection Date, deposit the Additional Earnest Money with Escrow Agent, which Additional Earnest Money shall become part of, and for all purposes under this Agreement be treated the same as, the Earnest Money.

5.2          Due Diligence Items.  Within two (2) Business Days after the Execution Date, Seller will make available to Purchaser such Due Diligence Items as are in the possession and control of Seller, or its hotel manager.

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5.3           Confidentiality.

5.3.1           In connection with the possible acquisition of the Property by Purchaser, Seller will furnish Purchaser with certain documents, records and other information related to the Property and its customers which Seller views as confidential in nature. As used in this Agreement, “Confidential Information” means (i) information furnished by Seller or its affiliates or their officers, agents or representatives regarding projected performance of the Property, including financial information and marketing information, (ii) any notes, analyses, compilations, abstracts, summaries, projections, studies or other materials which may be made, prepared by, or made available by Seller. The Confidential Information shall be used for the sole purpose of evaluating the feasibility of the purchase of the Property by Purchaser and for no other purpose. Except to the extent required by applicable law or in connection with legal or other judicial process, the Confidential Information will be kept confidential and shall not, without the prior written consent of Seller, be provided by Purchaser to, accessed by, or disclosed to anyone other than the respective employees, financial advisors, legal counsel, consultants, accountants, advisors and other representatives of Purchaser (each a “Representative”) (i) who need to know the Confidential Information for the purpose of evaluating the purchase of the Property, and (ii) who are informed by Purchaser of the confidential nature of the information. Purchaser shall be held liable for any Confidential Information disclosed by Purchaser or any Representative. The provisions of this Section 5.3.1 shall survive Closing or the termination of this Agreement.

5.3.2           Except to the extent required by applicable law or in connection with legal or other judicial process, Purchaser agrees to return (or, at Seller’s option, destroy) the Confidential Information to Seller immediately upon request, with no copies being retained by Purchaser, in the event this Agreement is terminated. Additionally, if Purchaser elects to terminate this Agreement pursuant to any termination right granted hereunder, then Purchaser shall, unless such termination results from a Seller default, provide Seller with a copy of the Updated Survey (defined below) and all third-party due diligence reports and investigations undertaken or obtained by Purchaser in connection with the transaction contemplated by this Agreement, with Seller hereby agreeing not to hold Purchaser liable for the contents or the accuracy of any of the same.

5.4           Insurance. While this Agreement remains in effect, Purchaser agrees to maintain and have in effect commercial general liability insurance with (i) waiver of subrogation, and (ii) limits of not less than One Million and No/100 Dollars ($1,000,000.00) for personal injury, including bodily injury and death, and property damage, covering Purchaser and all of its agents, employees and contractors that enter upon the Property. Such insurance shall name Seller as additional insured. Purchaser shall deliver to Seller a copy of the certificate of insurance effectuating the insurance required hereunder prior to the commencement of such activities. Purchaser shall not terminate or reduce such insurance without at least ten (10) days’ prior written notice to Seller. The provisions of this Section 5.4 shall survive Closing or the termination of this Agreement.

5.5           Title Requirements. No later than five (5) Business Days after the Execution Date, the Escrow Agent shall furnish to Purchaser an ALTA extended coverage owner’s commitment for title insurance (the “Title Commitment”) covering the Property (together with legible copies of the exception documents referenced therein) pursuant to which the title company shall agree to issue to Purchaser, upon the Closing, an ALTA extended coverage owner’s policy of title insurance for the Property with coverage equal to the Purchase Price, excepting therefrom those items set forth in any title exception documents (the “Title Policy”).

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5.6           Title Review. No later than five (5) Business Days prior to the Inspection Date (the “Title Review Date”), Purchaser shall give written notice to Seller of any Title Matters shown on the Title Commitment, and/or identified on any survey obtained by Purchaser (at Purchaser’s sole cost and expense) for the Real Property (the “Updated Survey”), which Purchaser finds objectionable in its sole discretion. If, prior to the Title Review Date, Purchaser fails to give any such notice with respect to any Title Matters which are shown on the Title Commitment, and/or identified on the Updated Survey, then Purchaser shall be deemed to have waived all objections to such Title Matters shown on the Title Commitment and/or identified on the Updated Survey and all such Title Matters shall be considered Permitted Exceptions hereunder.

5.7           Failure of Seller to Correct Objectionable Title Matters.

5.7.1           Within three (3) Business Days after receiving a timely notice of objections pursuant to Section 5.6, Seller will notify Purchaser in writing which Title Matters, if any, Seller will cure, satisfy or remove. If Seller does not provide a written response within such three (3) Business Day period, then Seller shall be deemed to have elected not to cure any of Purchaser’s objections (except for Mandatory Cure Items as defined in Section 5.7.2). Subject to the express terms of this Agreement, Seller has no obligation to cure any title exceptions except that Seller shall in all events be obligated to cause to be released of record at Closing the Mandatory Cure Items. In the event Seller elects to cure less than all of the Title Matters properly objected to by Purchaser, Purchaser shall have the option to: (i) waive such objections as to the Title Matters that Seller has not elected to cure and proceed to Closing, or (ii) terminate this Agreement, such option to be exercised within two (2) Business Days from the date of Seller’s actual or deemed notification that Seller elects to cure less than all of the Title Matters properly objected to by Purchaser, and if Purchaser elects to terminate this Agreement, neither party shall have any further rights or obligations under this Agreement except those which expressly survive termination. Seller’s failure to cure, satisfy or remove prior to Closing any Title Matter it has agreed to cure, satisfy or remove pursuant to this Section 5.7.1 or is obligated to cure pursuant to Section 5.7.2 hereof shall be a default hereunder. Notwithstanding anything herein to the contrary, Seller shall be permitted to extend the Closing Date for up to an additional ninety (90) days in order to cure, satisfy or remove any Title Matter it has agreed to cure, satisfy or remove pursuant to this Section 5.7.1 or any Mandatory Cure Items that Seller is obligated to cure pursuant to Section 5.7.2.

5.7.2           Other than with respect to current real estate taxes against the Property (which will be prorated in accordance with the terms hereof), notwithstanding anything herein to the contrary, Seller shall be obligated to remove or discharge the following: any deed of trust, deed to secure debt, mortgage, financing statements, security interests, mechanics’ liens and real estate tax arrearages encumbering the Property due to the actions of Seller (collectively “Mandatory Cure Items”); provided, however, that Seller shall not be obligated to cure any lien or encumbrance caused by or arising from Purchaser’s inspections of the Property.

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5.7.3           In the event that any update(s) of the Title Commitment or Updated Survey delivered after the date that Purchaser’s objections are required to be made under Section 5.6 discloses any material adverse matters not set forth in the original Title Commitment or the Updated Survey, then no later than five (5) Business Days after Purchaser’s receipt of the updated Title Commitment or update to the Updated Survey, as applicable, Purchaser shall give written notice (the “Additional Title Notice”) to Seller of any such Title Matters disapproved by Purchaser. If Purchaser does not deliver the Additional Title Notice to Seller within the time-period set forth above, then Purchaser shall be deemed to have waived any objections to such matters disclosed in the updated Title Commitment or update of the Updated Survey, as applicable, and such matters shall be considered Permitted Exceptions. In no event shall Seller intentionally cause any material adverse matters to affect title to the Property after the Execution Date without Purchaser’s prior consent.

5.7.4           Within three (3) Business Days after receiving the Additional Title Notice pursuant to Section 5.7.3, Seller will notify Purchaser in writing which Title Matters, if any, Seller will cure, satisfy or remove and Seller’s failure to so notify Purchaser will be deemed to be Seller’s notice that it will not cure, satisfy or remove any Title Matters raised in the Additional Title Notice properly objected to by Purchaser. In the event Seller elects to cure less than all of the Title Matters properly objected to by Purchaser, then Purchaser shall have the option to: (i) waive such objections as to the Title Matters that Seller has not elected to cure and proceed to Closing, or (ii) terminate this Agreement, such option to be exercised within two (2) days following the date of Seller’s actual or deemed notification that Seller elects to cure less than all of the Title Matters properly objected to by Purchaser, and if Purchaser elects to terminate this Agreement, neither party shall have any further rights or obligations under this Agreement except those which expressly survive termination. Notwithstanding anything herein to the contrary, Seller shall be permitted to extend the Closing Date for up to an additional thirty (30) days in order to cure, satisfy or remove any Title Matter it has agreed to cure, satisfy or remove pursuant to this Section 5.7.4.

6.	REPRESENTATIONS.

6.1          Seller’s Representations. Seller represents to Purchaser, as follows, as of the Execution Date and as of the Closing Date:

6.1.1           Seller is a corporation duly organized and validly existing under the laws of South Carolina and authorized to conduct business in South Carolina. Seller has the right, power and authority to enter into and perform its obligations under this Agreement, and has the right, power and authority to convey the Property in accordance with the terms and conditions of this Agreement. The execution and entry into this Agreement, the execution and delivery of the documents and instruments to be executed and delivered by Seller on the Closing Date and the performance by Seller of Seller’s duties and obligations under this Agreement and of all other acts necessary for the full consummation of the purchase and sale of the Property as contemplated herein, are not in violation of, and will not create any adverse condition under, any contract, agreement or other instrument to which Seller is a party or by which Seller is bound, or any judicial order or judgment of any nature by which Seller is bound. All necessary and appropriate action shall be taken by Seller to authorize and approve the execution of and entry into this Agreement, the execution and delivery by Seller of the documents and instruments to be executed by Seller on the Closing Date and the performance by Seller of Seller’s duties and obligations under this Agreement and of all other acts necessary and appropriate for the consummation of the purchase and sale of the Property as contemplated herein.

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6.1.2           There are no pending, or to Seller’s knowledge, any threatened, actions, suits or proceedings by any governmental authority or agency having the power of eminent domain, which might result in any part of the Property being taken by condemnation or conveyed in lieu thereof. Seller shall, promptly upon receiving any such notice, give Purchaser written notice thereof.

6.1.3           No bankruptcy, insolvency, rearrangement or similar action or proceeding, whether voluntary or involuntary, is pending or, to Seller’s knowledge, threatened against Seller.

6.1.4           There is no pending claim, action, suit, proceeding or investigation against, by or affecting Seller, the Property (including, without limitation, the ownership, use, occupancy, value, operation of or title to any of the Property), or Seller’s right to sell the Property. Except as shown on Exhibit E, the Property is free of any and all mechanics’ and materialmen’s liens that will remain uncured at Closing, and there are no outstanding amounts due or owed by Seller to any contractor, subcontractor, supplier or vendor for goods, services or materials rendered at the Property in connection with any work, goods or services delivered to or performed thereon.

6.1.5           Attached hereto as Exhibit C and incorporated herein by this reference is a complete and accurate list, to Seller’s knowledge, of all of the service contracts affecting the Property on the Execution Date (collectively, the “Service Contracts”). At Closing, Seller shall terminate all Service Contracts affecting the Property which are terminable upon not less than thirty (30) days’ notice at no cost to Seller (i.e., payment of any early termination fees or similar compensation shall be the responsibility of Purchaser), and which Purchaser elects in writing delivered to Seller on or before the Inspection Date for Seller to terminate. All other Service Contracts (collectively, the “Non-30-Day Termination Service Contracts”, which, except as expressly delineated hereunder, shall be considered “Service Contracts”) shall be assumed by, and thereafter become the responsibility of, Purchaser at Closing, unless, on or before the Inspection Date, Purchaser elects in writing to have Seller terminate any such Non-30-Day Termination Service Contracts at Closing, which termination shall be done at Purchaser’s sole cost and expense.

6.1.6           No individual or entity has been granted by Seller any option or rights of first offer or first refusal to purchase or acquire the Property or any portion thereof or interest therein.

6.1.7           Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the Foreign Investment and Real Property Tax Act).

6.1.8           Neither Seller nor, to Seller’s knowledge, any beneficial owner of Seller is (a) identified on the OFAC List or (b) a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, rule, regulation or Executive Order of the President of the United States. The term “OFAC List” shall mean the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any law, rule, regulation or Executive Order of the President of the United States, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States.

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6.1.9           Seller knows of no Hazardous Materials (defined below) being on or under the Property and is not aware of the violation of any Environmental Laws in connection with the Property.

6.1.10         Attached hereto as Exhibit F and incorporated herein by this reference is a complete and accurate list, to Seller’s knowledge, of all of the Permits affecting the Property on the Execution Date. The Improvements have been constructed and the operation of the Hotel is in compliance with all applicable Permits and other governmental approvals. There are no development restrictions prohibiting operation of the Hotel on the Real Property.

6.1.11         Attached hereto as Exhibit G and incorporated herein by this reference is a complete and accurate list, to Seller’s knowledge, of all of the Bookings affecting the Property on the Execution Date.

6.1.12         Attached hereto as Exhibit H and incorporated herein by this reference is a complete and accurate list, to Seller’s knowledge, of all employees employed at the Hotel by Seller as of the Execution Date. Exhibit H contains a complete and accurate list of all Employment Agreements. Except as described in Exhibit H, Seller has not received or given any written notice of default under the terms of any Employment Agreements.

6.1.13         To Seller’s knowledge, the quantities of Personal Property in the Hotel, including provisions for reserve, are sufficient for the operation of the Hotel in accordance with the standard operation heretofore maintained by Seller.

6.1.14         True, correct and complete copies of (i) all federal, state and local Income Tax Returns for calendar years 2016, 2017 and 2018, (ii) profit and loss statements for calendar years 2016, 2017 and 2018, (iii) statements of cash flow for calendar years 2016, 2017 and 2018, (iv) the Seller’s balance sheets as of December 31, 2016, December 31, 2017 and December 31, 2018, (v) Seller’s statements of changes in limited liability company equity of Seller, and (vi) all bank records for all accounts used by Seller or its hotel manager in connection with the operation of the Hotel, have been delivered to Purchaser together with any notices or dispute letters from the taxing authorities. Except as set forth in the balance sheets, the Seller has no actual or contingent liabilities.

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6.1.15         EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 6.1, IT IS UNDERSTOOD AND AGREED THAT SELLER DISCLAIMS ALL WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OR REPRESENTATIONS AS TO MATTERS OF TITLE WITH RESPECT TO THE REAL PROPERTY (OTHER THAN SELLER’S WARRANTY OF TITLE SET FORTH IN THE DEED (AS HEREINAFTER DEFINED) TO BE DELIVERED AT CLOSING), ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITIONS, AVAILABILITY OF ACCESS, INGRESS OR EGRESS, PROPERTY VALUE, OPERATING HISTORY, GOVERNMENTAL APPROVALS, GOVERNMENTAL REGULATIONS OR ANY OTHER MATTER OR THING RELATING TO OR AFFECTING THE PROPERTY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 6.1, PURCHASER AGREES THAT WITH RESPECT TO THE PROPERTY, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ITS RESPECTIVE MEMBERS, PARTNERS, OFFICERS DIRECTORS, TRUSTEES, PARENTS, SUBSIDIARIES, SHAREHOLDERS, MANAGERS, BENEFICIARIES, EMPLOYEES OR AGENTS. PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE, SOPHISTICATED AND EXPERIENCED PURCHASER OF REAL ESTATE SIMILAR TO THE PROPERTY AND THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 6.1, IT IS RELYING ON ITS OWN EXPERTISE AND THAT OF PURCHASER’S CONSULTANTS, AND THAT PURCHASER WILL CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND SHALL RELY UPON SAME, AND, UPON CLOSING, ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INSPECTIONS AND INVESTIGATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 6.1, AND IN THE CONVEYANCE INSTRUMENTS DELIVERED AT CLOSING, PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS,” WITH ALL FAULTS, AND THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS PERTAINING TO OR AFFECTING THE PROPERTY MADE BY SELLER OR ANY THIRD PARTY UNDER THE DIRECTION OR CONTROL OF SELLER. EXCEPT AS PROVIDED IN SECTION 8.4 AND SECTION 9 BELOW, SELLER HAS NO OBLIGATION TO MAKE ANY REPAIRS OR REPLACEMENTS REQUIRED BY REASON OF NORMAL WEAR AND TEAR OR CONDEMNATION OR FIRE OR OTHER CASUALTY, BUT MAY, AT ITS OPTION AND ITS COST (INCLUDING THE USE OF INSURANCE PROCEEDS AS HEREIN PROVIDED), MAKE ANY SUCH REPAIRS AND REPLACEMENTS PRIOR TO THE CLOSING DATE. THE TERMS AND CONDITIONS OF THIS SECTION 6.1 SHALL EXPRESSLY SURVIVE CLOSING AND NOT MERGE INTO THE DEED.

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6.1.16         Without limiting Section 6.1.15, Purchaser acknowledges that, except as may otherwise be specifically set forth in this Agreement, neither Seller, nor its respective members, partners, officers, directors, trustees, parents, subsidiaries, shareholders, managers, beneficiaries, employees, agents, consultants or brokers, has made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Real Property or the Personal Property, including, but not limited to, the condition of the Real Property or any Improvements comprising the Property, the existence or non-existence of Hazardous Materials, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning or building laws, rules or regulations or Environmental Laws (as hereinafter defined) affecting the Property. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act, the Fair Housing Amendments Act or any fire code or building code. As used herein, “Environmental Laws” means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601, et seq., the Resource Conservation Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6901, et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq., the Atomic Energy Act (“AEA”), 42 U.S.C. § 2012, et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. § 1802, et seq. As used herein, “Hazardous Materials” means (1) “hazardous substances,” as defined by CERCLA; (2) “hazardous wastes,” as defined by RCRA; (3) any radioactive material, including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition; (5) polychlorinated biphenyls; and (6) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws.

6.1.17         WITHOUT LIMITING THE PROVISIONS OF PARAGRAPHS 6.1.15 AND 6.1.16 ABOVE BUT SUBJECT TO THE EXCLUSIONS SET FORTH BELOW, PURCHASER, FOR ITSELF AND ITS SUCCESSORS AND ASSIGNS (AND ALL PARTIES CLAIMING BY OR THROUGH PURCHASER) HEREBY RELEASES, ACQUITS AND FOREVER DISCHARGES SELLER AND ITS RESPECTIVE OFFICERS, DIRECTORS, MEMBERS, SHAREHOLDERS, TRUSTEES, PARTNERS, EMPLOYEES, MANAGERS, AGENTS AND AFFILIATES FROM ANY AND ALL RIGHTS, CLAIMS, DEMANDS, CAUSES OF ACTIONS, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND DISBURSEMENTS WHETHER THE SUIT IS INSTITUTED OR NOT) WHETHER KNOWN OR UNKNOWN, LIQUIDATED OR CONTINGENT (HEREINAFTER COLLECTIVELY CALLED THE “CLAIMS”), WHICH PURCHASER HAS OR MAY HAVE IN THE FUTURE, ARISING FROM OR RELATING TO (i) ANY DEFECTS (PATENT OR LATENT), ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF THE IMPROVEMENTS WHETHER THE SAME ARE THE RESULT OF NEGLIGENCE OR OTHERWISE, OR (ii) ANY OTHER CONDITIONS, INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL AND OTHER PHYSICAL CONDITIONS, AFFECTING THE PROPERTY WHETHER THE SAME ARE A RESULT OF NEGLIGENCE OR OTHERWISE, WHETHER ARISING BASED ON EVENTS THAT OCCURRED BEFORE, DURING, OR AFTER SELLER’S PERIOD OF OWNERSHIP OF THE PROPERTY AND WHETHER BASED ON THEORIES OF INDEMNIFICATION, CONTRIBUTION OR OTHERWISE. THE RELEASE SET FORTH HEREIN DOES NOT APPLY TO (1) ANY CLAIMS ARISING FROM SELLER’S FRAUD OR (2) ANY COVENANT, INDEMNITY OR WARRANTY EXPRESSLY MADE BY SELLER IN ANY DOCUMENT DELIVERED BY SELLER TO PURCHASER AT CLOSING.

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6.1.18         To the extent that Seller may provide to Purchaser existing or other reports of third parties regarding the condition of the Property (“Existing Third-Party Reports”), Seller makes no representation or warranty concerning the accuracy or completeness of any such report, study or investigation regarding the Property, including but not limited to the Due Diligence Items. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Third-Party Reports delivered to Purchaser.

6.1.19         All representations and warranties made in this Agreement by Seller shall survive Closing for a period of twelve (12) months (the “Survival Period”), and upon expiration thereof shall be of no further force or effect except to the extent that with respect to any particular alleged breach, Purchaser gives Seller written notice on or before the expiration of the Survival Period of such alleged breach with reasonable detail as to the nature of such breach and files an action against Seller with respect thereto within thirty (30) days after the giving of such notice. Notwithstanding anything to the contrary contained in this Section 6.1.19, Seller shall have no liability to Purchaser for the breach of any representation or warranty made in this Agreement unless the loss resulting from Seller’s breach of its representations and warranties exceeds, in the aggregate, Twenty Thousand and No/100 Dollars ($20,000.00), in which event Seller shall be liable for each dollar of damages resulting from the breach or breaches of its representations and warranties; provided, however, in no event shall Seller’s total liability for any such breach or breaches exceed, in the aggregate, (i) Five Hundred Thousand and 00/100 Dollars ($500,000.00) for any breach for which Purchaser delivers notice thereof to Seller during the first six (6) months of the Survival Period, and (ii) Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) for any breach for which Purchaser delivers notice thereof to Seller during the last six (6) months of the Survival Period. In no event shall any claim for a breach of any representation or warranty of either party be actionable or payable if the breach in question results from, or is based on, a condition, state of facts or other matter which was known to the non-breaching party prior to Closing or which was contained in the Due Diligence Items or in any other of Seller’s files, books or records made available to Purchaser for inspection or could have been discovered by Purchaser with the application of reasonable efforts to inspect the Property prior to Closing.

6.1.20         All references in this Agreement to the “knowledge of Seller” or “to Seller’s knowledge” or “Seller has received no written notice” or any words of similar import shall refer only to the actual knowledge of Priti K. Patel and Hiten K. Patel. The terms “knowledge of Seller” or “to Seller’s knowledge” or any words of similar import shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or any affiliate of Seller, or to its respective members, partners, officers, directors, trustees, parents, subsidiaries, shareholders, managers, beneficiaries, employees and agents, or any of their respective affiliates or to impose on any of the individuals named above any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. There shall be no personal liability on the part of the individual(s) named above arising out of any representations or warranties made herein or otherwise.

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6.1.21         Subject to the limitations set forth in Section 7.3.6, if at any time Seller discovers that any of such warranties or representations is untrue, then Seller shall notify Purchaser of such discovery, in which event such warranty or representation shall be deemed modified to the extent described in such notice. Upon Seller giving written notice to Purchaser of the modification of any such warranty or representation, then, notwithstanding any other provision of this Agreement, Purchaser shall have five (5) days after receipt of such notice to notify Seller of Purchaser’s election to terminate the Agreement. If Purchaser elects to terminate the Agreement, neither party shall thereafter have any rights or obligations to the other hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement, except that Purchaser will have the right to have its out of pocket expenses (not to exceed $100,000) incurred in connection with the transaction that is the subject matter of this Agreement reimbursed by Seller.

6.1.22         Notwithstanding anything to the contrary contained herein, if, at Closing, Purchaser shall have actual knowledge of facts that render any specific warranty or representation of Seller then inaccurate or untrue with respect thereto or Purchaser otherwise learns that any representation or warranty made by Seller hereunder is untrue, inaccurate or incorrect in any respect, and Purchaser proceeds to Closing despite knowledge of such facts, Purchaser shall be deemed to have waived any post-Closing cause of action or claim for damage against Seller arising out of Seller’s breach of such representation or warranty.

6.2           Purchaser’s Representations and Warranties. Purchaser represents and warrants, as of the Execution Date and as of Closing, that:

6.2.1           Purchaser (i) is a limited partnership duly organized and validly existing under the laws of the State of Delaware and is duly authorized and qualified to do all things required of it under this Agreement; (ii) has authority and power to enter into this Agreement; and (iii) has the authority to execute and deliver this Agreement.

6.2.2           The execution and entry into this Agreement, the execution and delivery of the documents and instruments to be executed and delivered by Purchaser on the Closing Date and the performance by Purchaser of Purchaser’s duties and obligations under this Agreement and of all other acts necessary and appropriate for the full consummation of the purchase and sale of the Property as contemplated herein, are consistent with and not in violation of, and will not create any adverse condition under, any contract, agreement or other instrument to which Purchaser is a party, or any judicial order or judgment of any nature by which Purchaser is bound. On the Closing Date, all necessary and appropriate action will have been taken by Purchaser authorizing and approving the execution of and entry into this Agreement, the execution and delivery by Purchaser of the documents and instruments to be executed by Purchaser on the Closing Date and the performance by Purchaser of Purchaser’s duties and obligations under this Agreement and of all other acts necessary and appropriate for the consummation of the purchase and sale of the Property as contemplated herein.

6.2.3           Neither Purchaser nor, to Purchaser’s knowledge, any direct or indirect owner of Purchaser is (a) identified on the OFAC List or (b) a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, rule, regulation or Executive Order of the President of the United States.

6.2.4           Purchaser is not a party in interest under Section 3(14) of the Employee Retirement Income Security Act of 1974 (“ERISA”), or a disqualified person under Section 4975(e)(2) of the Internal Revenue Code of 1986, as amended (the “Code”).

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6.2.5           Purchaser’s acquisition of the Property will not constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

6.2.6           Purchaser is not an entity whose assets are deemed to be “plan assets” under ERISA, and the funds being used by Purchaser to acquire the Property do not constitute in full or in part “plan assets” subject to ERISA (as defined in 29 C.F.R. § 2510.3-101).

6.2.7           The representations and warranties set forth in this Section 6.2 shall survive Closing and delivery of the Deed.

6.2.8           Purchaser acknowledge that no person acting for or on behalf of Seller is authorized to make (and by execution of this Agreement, Purchaser acknowledge that no person acting or purporting to act on behalf of Seller has made) any representation, warranty, guarantee, or promise, whether oral or written, except as set forth in this Agreement; and any agreement, statement, representation or promise made by any person which is not contained in this Agreement will not be valid or binding upon Seller.

7.	CLOSING.

7.1          Closing Date. Closing shall occur on or before the date that is thirty (30) days following the Inspection Date (the “Closing Date”), time being of the essence, through escrow with Escrow Agent. Seller and Purchaser acknowledge that the transaction contemplated hereunder shall be closed by delivering executed documents, funds and the other Closing deliveries required under this Section 7 to Escrow Agent. Said deliveries shall be held by Escrow Agent pending the satisfaction of (i) the other conditions to Closing contained herein; and (ii) any written escrow instructions consistent with this Agreement delivered by Seller or Purchaser to Escrow Agent.

7.2          Deliveries at Closing. On the Closing Date, Closing shall occur as follows, subject to satisfaction of all of the terms and conditions of this Agreement:

7.2.1           Seller shall convey the Property to Purchaser, subject to the Permitted Exceptions, by a special warranty deed (the “Deed”) materially in the form attached hereto as Exhibit 7.2.1 and incorporated herein by this reference, duly executed, witnessed and notarized and in recordable form (together with any required transfer tax or documentary declarations therefor). The legal descriptions of the Real Property set forth in the Deed shall be based upon and conform to the applicable record title legal description contained in Seller’s vesting deed(s) (the “Vesting Legal Description”). If requested by Purchaser, Seller shall deliver to Purchaser a quitclaim (non-warranty) deed in form and substance reasonably satisfactory to Seller if the legal description shown on the Updated Survey differs from the Vesting Legal Description.

7.2.2           Seller shall execute and deliver to Purchaser a limited warranty bill of sale in the form attached hereto as Exhibit 7.2.2 and incorporated herein by this reference conveying to Purchaser the Personal Property.

7.2.3           Seller and Purchaser shall execute, acknowledge and deliver to each other an assignment and assumption of Service Contracts, and the Intangible Personal Property, in the form of the Assignment and Assumption of Contracts and Intangible Rights attached hereto as Exhibit 7.2.3 and incorporated herein by this reference, together with the original of each such warranty, guaranty and/or bond, to the extent in Seller’s possession.

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7.2.4           Seller shall execute and deliver to Purchaser a certificate of nonforeign status.

7.2.5           Seller shall deliver to Escrow Agent satisfactory evidence of Seller’s organization and formation, existence, good standing, if applicable, and authority to execute and deliver the Deed and the other Closing documents contemplated herein.

7.2.6           Seller shall deliver possession of the Property to Purchaser immediately on the Closing Date, free and clear of all uses and occupancies, except the Permitted Exceptions.

7.2.7           Seller shall execute an owner’s title affidavit and such other items, as may be reasonably requested by Escrow Agent and in form approved by Seller, in order to delete the standard exceptions set forth in the Title Commitment so that Purchaser may obtain at Closing the Title Policy.

7.2.8           Seller and Purchaser shall each execute and deliver a real property transfer tax affidavit (or similar documents) to the extent required in connection with conveyance of the Property.

7.2.9           Seller and Purchaser shall each execute and deliver a separate seller’s or buyer’s settlement statement prepared by Escrow Agent, as applicable, setting forth the amounts paid by or on behalf of and/or credited to each of Seller and Purchaser pursuant to this Agreement.

7.2.10         Concurrently with Seller’s deliveries at Closing, Purchaser shall pay to Seller in cash the Purchase Price (subject to the adjustments, prorations and credits provided herein) as provided in Section 3.1.

7.2.11         In addition to all documents, instruments and agreements expressly provided for herein, Purchaser and Seller shall execute and/or provide such other certificates, broker’s lien waivers, affidavits and documents as may be reasonably required by Escrow Agent to effectuate the purposes of this Agreement.

7.3           Conditions to Purchaser’s Obligations to Close. Purchaser’s obligation to purchase the Property is conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with Closing, any of which may be waived by written notice from Purchaser to Seller:

7.3.1           Seller has complied with and otherwise performed the obligations of Seller set forth in this Agreement.

7.3.2           All representations of warranties of Seller contained in this Agreement are true and accurate in all material respects at Closing.

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7.3.3           Issuance of a title insurance policy covering the Property as of the date and time of recording of the Deed, in the aggregate amount of the Purchase Price, insuring Purchaser or its designee as owner of fee simple title to the Property subject only to the Permitted Exceptions and including such endorsements as Purchaser may reasonably request.

7.3.4           Seller shall have used commercially reasonable efforts to facilitate Purchaser’s acquisition of all necessary approvals of governmental authorities and all necessary consents of all third parties, including assignments or transfers of any and all Permits, to the end of expediting consummation of the transactions contemplated herein; provided, however, that Purchaser shall have prepared or caused to be prepared and submitted all filings and applications, at Purchaser’s sole cost and expense, and diligently pursued the necessary procedures in connection therewith.

7.3.5           Franchisor shall have agreed to an assignment of the Existing Best Western Franchise Documents to Purchaser or to enter into a new franchise agreement with Purchaser.

7.3.6           The parties agree that for the purposes of Section 6.1.21 and Section 7.3.2, a Seller representation shall be deemed “materially” false or inaccurate, and if the same discloses information which means a reduction in the valuation of the Property which is reasonably and in good faith estimated by Purchaser to be in excess of Ten Thousand and No/100 Dollars ($10,000.00), provided, however, that in no event shall any (i) information which was disclosed to Purchaser or otherwise actually known to Purchaser prior to the expiration of the Inspection Period, (ii) changes permitted pursuant to the terms of this Agreement, or (iii) information which discloses loss or damage to the Property occurring after the expiration of the Inspection Period as a result of fire or other casualty or condemnation (which shall be governed by the terms of Section 9 below), be deemed “material” hereunder.

7.3.7           If any of the other conditions to Purchaser’s obligations under this Section 7.3 fail to occur, and such failure is not otherwise a default by Seller under this Agreement (in which event Purchaser would be afforded the rights under Section 12.1 hereof), then this Agreement will terminate, in which event the Earnest Money will be promptly returned to Purchaser and neither party shall have any further rights or obligations hereunder (except for those obligations of either party that expressly survive the termination of this Agreement).

7.4	Closing Costs. At Closing, Seller and Purchaser shall respectively pay the following costs and expenses:

7.4.1           Seller shall pay (i) the fees and expenses of Seller’s attorneys; (ii) one-half (1/2) of any transfer tax or excise tax or other costs, fees or documentary tax stamps incurred in connection with the recording of the Deed, if any; (iii) the cost to remove or discharge any Title Matter that Seller has agreed to remove pursuant to Section 5.7.1 or Section 5.7.2 or is obligated to remove pursuant to Section 5.7.2, including endorsements necessary to insure over Title Matters that Seller agrees to cure; (iv) brokerage fees payable to Seller’s broker pursuant to Section 10; and (v) any other costs and expenses actually incurred by Seller. The terms of this Section 7.4.1 shall survive Closing or the termination of this Agreement.

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7.4.2           Purchaser shall pay (i) all costs for the Title Policy; (ii) one-half (1/2) of any transfer tax or excise tax or other costs, fees or documentary tax stamps incurred in connection with the recording of the Deed, if any;; (iii) all escrow charges; (iv) all costs and expenses incurred in connection with Purchaser’s inspection of the Property, including the cost of any environmental assessments obtained by Purchaser; (v) the fees and expenses of Purchaser’s attorneys; (vi) the Updated Survey (if same is obtained by Purchaser); (vii) brokerage fees payable to Purchaser’s broker pursuant to Section 10; and (viii) any other costs and expenses actually incurred by Purchaser. The terms of this Section 7.4.2 shall survive Closing or the termination of this Agreement.

7.4.3           All other costs and charges of the Closing and consummation of the purchase and sale transaction contemplated in this Agreement shall be charged and payable by the party that is customarily charged in such transactions in the Greenville, South Carolina area. Notwithstanding the foregoing, each party shall pay its own attorneys’ fees and fees of any accountants and/or advisors incurred in connection with the transaction contemplated in this Agreement.

7.5	Prorations.

7.5.1           Seller shall prepare a proposed proration schedule for the Property (the “Proration Schedule”) and deliver it to Purchaser at least three (3) Business Days prior to the Closing Date. The Proration Schedule shall address and include the items specified below (to the extent applicable) and any other items the parties determine necessary and customary:

7.5.1.1           Real Estate and Personal Property Taxes. All state, city and/or county real estate, personal property and ad valorem taxes due with respect to the Property (collectively “Taxes”) for the calendar year of Closing will be prorated between Seller and Purchaser on the basis of actual bills issued during the calendar year in which Closing occurs therefor, if available. If such bills are not available, then Taxes shall be prorated on the basis of the most currently available tax bills and, thereafter, promptly reprorated upon the availability of actual bills for the applicable period. All rebates or reductions in Taxes received by either party subsequent to Closing, net of actual, out-of-pocket costs of obtaining the same, shall be prorated as of the Closing, and promptly remitted to the appropriate party. Any additional Taxes or increase in the amount of Taxes resulting from the sale of the Property to Purchaser or any change in the use of the Property (or change in the Improvements) shall be borne solely by Purchaser.

7.5.1.2           Special Assessments. The current installment of all special assessments, if any, due with respect to the Property at the time of Closing (“Special Assessments”) and that are being or may be paid in installments shall be prorated as the Closing Date. Seller shall not be required to pay in full at (or prior to) Closing any Special Assessments that are being paid, or may be paid, in installments, and all installments of any Special Assessments due following Closing shall be the sole responsibility of Purchaser.

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7.5.1.3           Utilities. Water, sewer, electric, cable, telephone, internet, gas and other utility charges concerning utilities that service the Property shall be prorated as of the Closing Date. With respect to any utility adjustment, Seller shall endeavor to obtain meter (or other measuring device) readings of the utility consumption as of the Closing Date and, wherever possible, Seller shall pay directly to the utility company the amount determined to be due as of the day prior to the Closing Date. If the bill for any of the foregoing will not have been issued, or readings of the utility consumptions are unavailable, as of the day prior to the Closing Date, then the charges therefor shall be prorated at the Closing Date based on the average of the previous twelve (12) months’ bills. Purchaser shall be responsible for initiating the transfer of utility accounts from Seller to Purchaser, and Seller shall cooperate to cause the transfer of such accounts. Seller shall be entitled to retain any utility security deposits or bonds to be refunded (or Seller may receive a credit at Closing, at Seller’s option). At Closing, Purchaser shall post substitute utility security deposits to replace those previously paid by Seller or, if the utility company will not refund such deposits to Seller, Seller shall receive a credit therefor at Closing. Any transfer fees required with respect to any such utility shall be paid by Purchaser.

7.5.1.4           Guest Ledger Receivables; Food and Beverage Receivables. Guest Ledger Receivables shall be prorated between Purchaser and Seller. Seller shall receive a credit for all Guest Ledger Receivables for all room nights up to but not including the room night during which the Cutoff Time occurs, and Purchaser shall be entitle to the amounts of Guest Ledger Receivables for the room nights after the Cutoff Time. Seller and Purchaser shall each receive a credit equal to one-half of the amount of Guest Ledger Receivables for the full room night during which the Cutoff Time occurs. All restaurant and bar facilities will be closed as of the Cutoff Time and Seller shall receive the income from the same until the Cutoff Time. Purchaser shall receive a credit for advance payments, if any, under Bookings to the extent the Bookings relate to a period after the Cutoff Time and have been incurred in accordance with the terms hereof. Vending machine monies will be removed by Seller as of the Cutoff Time for the benefit of Seller.

7.5.1.5           Service Contracts. All amounts payable under any of the Service Contracts assumed by Purchaser pursuant to the terms hereof shall be prorated as of the Closing Date. Purchaser shall be entitled to a credit for all security and other deposits held by Seller as of the Cutoff Time with respect to the Service Contracts.

7.5.1.6           Employees. Seller will pay all salaries, taxes, fringe benefits and accrued vacation and sick leave and similar items accrued with respect to the Hotel Employees (as defined below) up to the Cutoff Time, and Purchaser shall have no obligation with respect thereto.

7.5.1.7           Utility Income and Expenses. All other utility income and ordinary operating expenses not specifically addressed herein for or pertaining to the Property, including, but not limited to, public utility charges, Property license fees, if transferable, and Property permit fees, if transferable, will be prorated as of the Closing Date, or otherwise as customary for a commercial real estate transaction in the jurisdiction in which the Property is located.

7.5.2           Premiums on insurance policies affecting the Property will not be adjusted. As of the Closing Date, Seller will terminate its insurance coverage and Purchaser will obtain its own insurance coverage.

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7.5.3           If there are any items of income or expense (other than Taxes and Special Assessments) relating to a period prior to Closing that are discovered by Purchaser or Seller within ninety (90) days after Closing, then either party may bring it to the attention of the other and request a reproration. Any amounts so adjusted or reprorated shall be paid by the party owing such amount within fifteen (15) days of receiving notice of such from the other party. Notwithstanding the foregoing, appropriate reproration of Taxes and Special Assessments shall be made at any time after Closing that information indicating a necessary reproration is discovered by Purchaser or Seller. For the avoidance of doubt, cash on hand at the Hotel as of the Cutoff Time shall belong to Seller and shall be subject to proration at Closing in accordance with this Section 7.5.3. The terms of this Section 7.5.3 shall expressly survive the Closing.

7.5.4           If any mistakes in any adjustments or prorations or if any omissions in respect thereto are discovered by either Purchaser or Seller subsequent to the Closing Date, Purchaser and Seller agree to adjust such items between themselves. Such prorations and payments shall be determined and made by Seller and Purchaser, in good faith, as soon as practicable after Closing but in no event shall either party have the further right to such adjustments more than ninety (90) days after the Closing Date. The terms of this Section 7.5.4 shall expressly survive the Closing.

7.5.5           Purchaser and Seller hereby agree that no later than ten (10) days prior to the Inspection Date, the Purchase Price shall be allocated among the Real Property, the Improvements and the Personal Property, for federal, state and local tax purposes. Purchaser and Seller acknowledge and agree that the agreed upon allocation shall represent an arm’s length agreement based on their best judgment as to the fair market value of the Real Property, the Improvements and the Personal Property, respectively. The parties shall file all federal, state and local tax returns and related tax documents consistent with the agreed upon allocations. The terms of this Section 7.5.5 shall expressly survive Closing.

8.	OPERATION OF PROPERTY PENDING CLOSING.

8.1          Property Information. During normal business hours, and upon reasonable advance notice, Seller shall make available to Purchaser for full, true, correct and complete copies of all books and records relating to the Property and the Project.

8.2          Service Contracts. From and after the Execution Date and thereafter so long as this Agreement remains in full force and effect, Seller shall not enter into any new, or amend any existing, Service Contracts without the prior written consent of Purchaser. For the avoidance of doubt, any and all change orders, changes to the budget, allocations and/or reallocations of budget line items or to “contingency” shall require Purchaser’s consent.

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8.3           Hotel Employees and Employee Benefits. Set forth on Exhibit H is a list of employees of the Seller employed with respect to the Hotel (the “Hotel Employees”) as of the Execution Date with the amount of the current rates of pay and benefits for each such Hotel Employee. On a date mutually acceptable to Seller and Purchaser prior to the Closing Date, but in no event prior to the Inspection Date, Seller shall notify the Hotel Employees of the transactions contemplated by this Agreement. Seller agrees to use commercially reasonable efforts to cooperate with Purchaser in connection with the transition of the Hotel operation to Purchaser. Purchaser shall be entitled to make offers of employment to all Hotel Employees on reasonable terms generally consistent with past practices at the Hotel. Those employees who accept employment with Purchaser shall, at the Cutoff Time, become employees of Purchaser (the “Transferred Employees”) or its Hotel manager. Purchaser shall, at its discretion, establish the initial terms and conditions of employment for all Transferred Employees. Notwithstanding anything contained herein to the contrary, as long as the Purchaser has made offers of employment to all such employees, in no event shall Purchaser have any liability whatsoever for any Hotel Employees that are not Transferred Employees, and Purchaser’s liability with respect to the Transferred Employees shall commence as of the 12:00 am on the Closing Date but not before, and Purchaser assumes no liability with respect to the Transferred Employees for any period prior thereto. Except as set forth on Exhibit H, on or prior to the Execution Date, Seller does not have and has not had any benefit plan (whether formal or informal, whether or not set forth in writing, and whether covering one person or more than one person) sponsored or maintained by Seller. For the purposes of this Exhibit H, the term “benefit plan” includes any plans, funds, programs, policies, arrangements, practices, customs and understandings for providing benefits of economic value to any employee, former employee, or present or former beneficiary, dependent or assignee of any such employee or former employee other than regular salary, wages or commissions paid substantially concurrently with the performance of the services for which paid.

8.4	Operation of the Property:

8.4.1           Between the Execution Date and the Closing Date, Seller shall operate and maintain the Property pursuant to Seller’s customary procedures consistent with the manner in which Seller has operated and maintained the Property during Seller’s ownership, provided that Seller shall not be obligated to make any capital replacements or improvements while this Agreement remains in effect. Seller shall fully perform all of Seller’s obligations under the Service Contracts, pay in full all business, occupation, sales, use and other similar taxes imposed with respect to the Property, the Hotel and the operation thereof when such taxes become due and payable, maintain the Property in accordance with past practices, continue to meet the contractual obligations incurred in the ordinary course of business, use reasonable efforts to maintain the present level of service at the Hotel, including the present level of staffing, and use reasonable efforts to preserve the good relations of suppliers, customers and others related to the Property with whom Seller has business relationships. Seller shall maintain an inventory of Personal Property reasonably sufficient for the operation of the Hotel in the ordinary course of business and shall, resupply, substitute or replace any of such items as may be depleted in order that Purchaser can to operate the Hotel in accordance with past practices as of the Closing Date. Seller shall continue to operate and maintain the Hotel in accordance with present standards of operations. Bookings shall be made only in the ordinary course of business and only upon terms and conditions usual and customary in accordance with past business practices of Seller.

8.4.2           Prior to the Closing Date, Seller shall not, without the written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, (i) make any material change to the Property; (ii) sell or otherwise dispose of any of the Real Property or enter into any lease (other than Bookings and guest room occupancy agreements in the ordinary course of business); (iii) enter into any contract, license, franchise or other commitment relating to the Property other than Service Contracts terminable upon thirty (30) days notice without cost or penalty; (iv) alter or revise the accounting procedures, methods or practices in place at the Hotel; or (v) remove or permit to be removed from the Hotel any Personal Property except for such Personal Property that is replaced in the ordinary course of business.

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8.4.3           Between the Execution Date and the Closing Date or earlier termination of this Agreement, Seller will maintain casualty and liability insurance with respect to the Property as in place on the Execution Date.

8.5          Hotel Walkthrough. The parties’ representatives shall conduct a “walk-through” of the Hotel two days (2) before Closing for the purpose of verifying the condition thereof.

9.	DAMAGE OR CONDEMNATION PRIOR TO CLOSING.

Seller agrees to give Purchaser prompt notice of any fire or other casualty affecting the Property between the Execution Date and the Closing Date or of any actual or threatened taking or condemnation of all or any portion of the Property. If prior to Closing, any of the following shall occur, or with respect to a taking or condemnation, Seller shall receive notice from a municipal authority that any of the following is to occur (each a “Material Event”):

(a)          damage to the Property caused by fire or other casualty, or a taking or condemnation, which would cost One Hundred Thousand and 00/100 Dollars ($100,000.00) or more to repair or replace;

(b)          all access to the Property is permanently blocked; or

(c)          the rebuilding or repair of the Property to substantially the condition existing as of the mutual execution of this Agreement is not allowed under applicable law;

then, in any such event, Purchaser, at its option, may terminate its obligations under this Agreement by written notice given to Seller within ten (10) Business Days after Purchaser has received the notice referred to above (and the Closing Date shall be extended if necessary to allow Purchaser time to make that determination), in which event the Earnest Money shall be returned immediately by Escrow Agent to Purchaser, and neither party shall have any further right or obligation hereunder except those which expressly survive termination. If Purchaser delivers written notice to Seller waiving such termination right (or fails to deliver any written notice within such ten (10) Business Day period), then Closing shall take place as provided herein, without reduction in the Purchase Price, and there shall be assigned to Purchaser at Closing all interest of Seller in and to any insurance proceeds (other than lost income for periods prior to Closing) or condemnation awards which may be payable to Seller on account of such occurrence, and Seller shall deliver to Purchaser at Closing any proceeds or awards already received, and shall also reimburse or credit Purchaser for any insurance policy deductibles to the extent the same remain unpaid as of Closing.

If, prior to Closing, there is a taking of a portion of the Property or a casualty that does not qualify as a Material Event, then, in any such event, Purchaser shall have no right to terminate this Agreement, but there shall be assigned to Purchaser at Closing all interest of Seller in and to any insurance proceeds (other than lost income for periods prior to Closing) or condemnation awards which may be payable to Seller on account of any such occurrence, provided that Seller shall reimburse or credit Purchaser for any insurance policy deductibles, to the extent the same remain unpaid as of Closing. This Section 9 shall survive Closing.

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10.	BROKERS.

Seller is represented by Marcus & Millichap, real estate brokers, who will be paid under separate representation agreement between Seller and Marcus & Millichap. Seller and Purchaser warrant and represent that there are, and will be, no other broker’s or intermediary’s commissions or fees payable as a consequence of the sale and purchase of the Property and do hereby indemnify, defend and hold harmless each of the other from and against the claims, demands, actions and judgments (including, without limitation, reasonable attorneys’ fees and expenses incurred in defending any claims or in enforcing this indemnity) of any other brokers, agents and other intermediaries alleging a commission, fee or other payment to be owing by reason of any dealings, negotiations or communications with the indemnifying party in connection with this Agreement or the sale and purchase of the Property. This Section 10 shall survive Closing.

11.	RESERVED.

12.	DEFAULT.

12.1         Seller’s Default. In the event Seller is in material breach of or fails or refuses to perform its material obligations under this Agreement, then, after not less than ten (10) days prior written notice and opportunity to cure, in addition to Purchaser’s rights and remedies (and subject to the limitations under Section 6.1.21) with regard to Seller’s breach of any of its representations and warranties hereunder, at Purchaser’s option, as Purchaser’s sole remedies hereunder either (a) the Earnest Money, to the extent paid, shall be refunded to Purchaser on demand, and Purchaser shall be entitled to reimbursement by Seller of Purchaser’s actual, documented, out-of-pocket third-party expenses and costs, including reasonable attorneys’ fees, incurred by Purchaser in connection with its due diligence investigations of the Property not to exceed One Hundred Thousand and 00/100 Dollars ($100,000.00), whereupon this Agreement shall be terminated and neither party shall have any further rights or obligations with respect hereto except as specifically set forth herein, or (b) Purchaser shall have the right to seek specific performance of this Agreement, which right must be exercised by Purchaser within thirty (30) days of delivery of Purchaser’s written default notice to Seller described above. Purchaser shall have no right to receive any other equitable or legal relief. Notwithstanding the foregoing, Purchaser shall be deemed to have elected to pursue the remedy set forth in clause (a) above as its sole and exclusive remedy if Purchaser fails to file suit for specific performance against Seller on or before thirty (30) days following the scheduled Closing Date. Purchaser shall not be entitled to record a lis pendens against the Property other than in connection with any such timely filed specific performance action. The remedies set forth in this Section 12.1 shall be Purchaser’s sole remedies arising from a default, breach or failure to perform by Seller. Purchaser hereby waives for itself and anyone who may claim by or through Purchaser, any and all rights to pursue any other remedial rights or sue or recover any amounts from Seller (including, without limitation, punitive, indirect and consequential damages), except to the extent set forth in the foregoing clauses (a) or (b) and except as set forth in Section 6.1.19, and shall not commence or pursue any such remedy. No partner, manager of, member or, beneficial interest holder in or agent of Seller, nor any advisor, trustee, manager, member, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any company, corporation or trust that is or becomes a member, trustee or manager of Seller (collectively “Seller Parties”), shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, or in or with respect to any document, agreement or instrument delivered at Closing, except to the extent such parties are determined, pursuant to a final, non-appealable judgment, to have knowingly and intentionally defrauded Purchaser. Notwithstanding anything contained herein to the contrary, the terms of this Section 12.1 shall survive Closing and the delivery of the Deed and termination of this Agreement.

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12.2         Purchaser’s Default. If the sale and purchase of the Property contemplated by this Agreement is not consummated because of Purchaser’s default, failure or refusal to perform hereunder, then, after not less than three (3) Business Days’ prior written notice and opportunity to cure (provided that no such notice or cure opportunity shall be required or available where Purchaser fails to perform its obligations (i.e., delivery of documents or the Purchase Price) at Closing hereunder), Seller shall be entitled, as its sole and exclusive remedy hereunder, to payment of the Earnest Money as full and complete liquidated damages for such default of Purchaser, except the exclusive remedy to retain the Earnest Money shall not apply or limit Seller’s rights with respect to (x) any indemnification obligation of Purchaser herein, and (y) recovery of any attorneys’ fees and other litigation expenses incurred in the enforcement of this Agreement or defense of this Agreement should Purchaser bring any action to enforce this Agreement that is successfully defended by Seller. The parties hereto acknowledge that it is impossible to estimate more precisely the damages which might be suffered by Seller upon Purchaser’s default. Seller’s receipt of the Earnest Money is intended not as a penalty, but as full liquidated damages. The right to retain such sums as full liquidated damages is Seller’s sole and exclusive remedy in the event of default hereunder by Purchaser, and Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue Purchaser: (i) for specific performance of this Agreement, or (ii) to recover, subject to the other provisions hereof, actual damages in excess of such sums. Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller to seek or claim a refund of such sums (or any part thereof) on the grounds that such amount is unreasonable in amount and exceeds Seller’s actual damages or that the retention of such sums by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages. No partner, manager of, member in or agent of Purchaser, nor any advisor, manager, member, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any corporation or trust that is or becomes a partner in Purchaser, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, or in or with respect to any document, agreement or instrument delivered at Closing. Notwithstanding anything contained herein to the contrary, the terms of this Section 12.2 shall survive Closing and the delivery of the Deed and termination of this Agreement.

12.3         Legal Fees and Costs. In any litigation between the parties regarding this Agreement (including with respect to the disposition of the Earnest Money and including with respect to any bankruptcy or insolvency proceeding concerning this Agreement), the losing party shall pay to the prevailing party all reasonable expenses and court costs, including reasonable attorneys’ fees actually incurred by the prevailing party. A party shall be considered the prevailing party if:

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(a)          it substantially obtains the relief it sought, either through a judgment or through the losing party’s voluntary action before any arbitration (after it is scheduled), trial or judgment; or

(b)          the other party withdraws its action without substantially obtaining the relief it sought.

Notwithstanding anything contained herein to the contrary, the terms of this Section 12.3 shall survive Closing and the delivery of the Deed and termination of this Agreement

13.         TIME. Time is of the essence of each and every term, provision and covenant of this Agreement.

14.         NOTICES. All notices and other communications given pursuant to this Agreement shall be in writing and shall be (a) mailed by first class, United States mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address listed below, (b) hand delivered to the intended addressee, (c) sent by nationally recognized overnight courier, or (d) sent by way of electronic mail. Notice sent by certified mail, postage prepaid, shall be effective three (3) Business Days after being deposited in the United States mail; all other notices shall be effective upon delivery to the address of the addressee. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision:

To Seller:	Heri Aum LLC

4237 Calhoun Memorial Hwy

Easley, SC 29640

Attention: Hiten Patel

Facsimile: _________________

Email: hitenpatel81@gmail.com

With copy to:	S. Allan Hill

819 E. North St.

Greenville, SC 29601

Facsimile: 864-242-5500

Email: ahill@greenvillelaw.net

To Purchaser:	c/o Medalist Properties

11 S. 12th Street, Suite 401

Richmond, Virginia 23219

Attn: William R. Elliott

Email: bill.elliott@medalistprop.com

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With copy to:	Kaplan Voekler Cunningham & Frank, PLC

1401 East Cary Street

Richmond, Virginia 23219

Attn: D. Zachary Grabill, Esquire

Telephone: (804) 823-4071

Facsimile: (804) 823-4099

Email: zgrabill@kv-legal.com

To Escrow Agent:	AmTrust Title Insurance Company

7400 Beaufort Springs Drive, Suite 200

Richmond, Virginia 23225

Attn: Steve Francis

Email: stephen.francis@amtrustgroup.com

The parties hereto shall have the right from time to time to change their respective addresses, and each shall have the right to specify as its address any other address within the United States of America by at least five (5) days’ written notice to the other party. Any notice given by counsel to a party shall have the same effect as if given by such party.

15.         ENTIRE AGREEMENT; MODIFICATION. This Agreement supersedes all prior discussions and agreements between Seller and Purchaser with respect to the Property and contains the sole and entire understanding between Seller and Purchaser with respect to the Property. All promises, inducements, offers, letters of intent, solicitations, agreements, commitments, representations and warranties heretofore made between such parties are merged into this Agreement. This Agreement cannot be modified or amended in any respect except by a written instrument executed by or on behalf of each of the parties to this Agreement.

16.         CAPTIONS. All captions, heading, Section, Paragraph and Subparagraph numbers and letters and other reference numbers or letters are solely for the purpose of facilitating reference to this Agreement and shall not supplement, limit or otherwise vary in any respect to the text of this Agreement.

17.         SURVIVAL. Except as specifically provided herein, the representations, warranties and covenants made herein shall not survive Closing.

18.         EXHIBITS. Each and every exhibit referred to or otherwise mentioned in this Agreement shall be construed to be made a part of this Agreement by such reference, in the same manner and with the same effect as if each exhibit were set forth in full and at length every time it is referred to or otherwise mentioned.

19.         COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Handwritten signatures to this Agreement transmitted by facsimile or electronic transmission (for example a “PDF” file by electronic mail) shall be valid and effective to bind the party so signing.

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20.         REFERENCES. All references to Sections, Paragraphs or Subparagraphs will be deemed to refer to the appropriate Section, Paragraph or Subparagraph of this Agreement. Unless otherwise specified in this Agreement, the terms “herein,” “hereof,” “hereunder” and other terms of like or similar import, will be deemed to refer to this Agreement as a whole, and not to any particular Section, Paragraph or Subparagraph hereof. Words of any gender used in this Agreement will be held and construed to include any other gender, and words of a singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

21.         WAIVER. Any condition or right of termination, cancellation or rescission granted by this Agreement to Purchaser or Seller may be waived in writing by such party.

22.         RIGHTS CUMULATIVE. Except as expressly limited by the terms of this Agreement, all rights, powers and privileges conferred hereunder are cumulative and not restrictive of those given by law.

23.         ASSIGNMENT. Purchaser shall neither assign its rights nor delegate its obligations hereunder without obtaining Seller’s prior written consent, which consent may be granted or withheld in Seller’s sole discretion. Notwithstanding anything to the contrary contained in this Section 23 and without in any way limiting the Purchaser’s rights under Section 2.4, Purchaser may assign without Seller’s consent, on or prior to the Closing, all of its rights and delegate all of its obligations hereunder to an entity under common ownership or control with Purchaser. Purchaser shall provide Seller with prompt notice (in all events, at least five (5) Business Days prior to Closing) of such assignment/delegation together with a true, correct and complete copy of such assignment/delegation. In connection with any assignment permitted or consented to hereunder, such assignee shall assume in writing all of the assignor’s obligations under this Agreement in form and substance satisfactory to Seller, provided that Purchaser originally named herein shall not be relieved from its obligations under this Agreement. Any other purported or attempted assignment or delegation without obtaining Seller’s prior written consent or not otherwise permitted hereunder shall be void ab initio and of no force or effect. Any change in control of Purchaser or of any of the direct or indirect ownership interests in Purchaser, at any level or tier of ownership, whether in one transaction or a series of transactions, shall constitute an assignment for purposes of this Section 23. No consent given by Seller to any transfer or assignment of Purchaser’s rights or obligations under this Agreement shall be construed as a consent to any other transfer or assignment of Purchaser’s rights or obligations under this Agreement. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable, and such shall be deemed a Purchaser default hereunder.

24.         SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

25.         DATE FOR PERFORMANCE. Unless otherwise expressly provided herein, the expiration of any period of time prescribed in this Agreement will occur at 11:59 p.m., EST-Greenville time, of the last day of the period. Should any period of time specified herein end on a Saturday, Sunday or legal holiday (recognized in Greenville, South Carolina), the period of time will automatically be extended to 11:59 p.m., EST-Greenville time, of the next full Business Day. Unless otherwise specifically designated as a “Business Day,” all references to a “day” or “days” herein shall refer to calendar day(s).

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26.         FURTHER ASSURANCES. The parties hereto agree that they will each take such steps and execute such documents as may be reasonably required by the other party or parties to carry out the intents and purposes of this Agreement.

27.         VALIDITY OF AGREEMENT. The validity of this Agreement between Seller and Purchaser will not be affected by whether or not any broker or any party other than Seller and Purchaser has signed this Agreement or any amendments thereto.

28.         SEVERABILITY. In the event any provision or portion of this Agreement is held by any court of competent jurisdiction to be invalid or unenforceable, such holding will not affect the remainder hereof, and the remaining provisions shall continue in full force and effect at the same extent as would have been the case had such invalid or unenforceable provision or portion never been a part hereof; provided, however, that this Section 28 shall not apply unless such application results in Seller and Purchaser each obtaining the material benefit of the transaction contemplated hereby.

29.         LIKE KIND EXCHANGE. If requested by the other party, Purchaser and Seller, as the case may be, shall fully cooperate and shall take all actions requested to qualify the other party’s purchase or sale of replacement property within the meaning of Treasury Regulation Section 1.1031(k)-1(a) as like-kind property under Code Section 1031(a)(1). The requesting party shall pay all costs and expenses relating to actions taken under this Section 29. Each party further agrees to execute any and all documents (subject to reasonable approval of legal counsel) as are reasonably necessary in connection with such exchange provided that neither party shall be required to undertake any material liability or obligation in so doing and provided that such exchange does not extend the applicable Closing Date.

30.         PUBLIC ANNOUNCEMENT. Neither Purchaser nor Seller, nor any of their affiliates, representatives or agents shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the public without the prior consent of each other, such consent not to be unreasonably withheld. Any public announcement disseminated by either Purchaser or Seller shall exclude any reference to the amount of the Purchase Price, cap rate or other Confidential Information. This provision shall not apply, however, to any announcement or written statement required to be made by law or the regulations of any governmental entity, except that the party required to make such announcement shall, whenever practicable, consult with the other party concerning the timing and content of such announcement before such announcement is made. The provisions of this Section 30 shall survive Closing. The foregoing notwithstanding, neither party or any constituent parties thereof shall be obligated to make prior disclosure to, or seek the approval of, the other in connection with disclosures made to its attorneys, employees, agents, trustee, manager or beneficial owners, or any securities filings and associated press releases required in connection with the sale of the Property, including the filing of any Form 8-K or any related filings with the Securities and Exchange Commission.

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31.         APPLICABLE LAW; VENUE; MANDATORY BINDING ARBITRATION. This Agreement will be deemed to have been made in the State of South Carolina and will be construed, and the rights and liabilities determined, in accordance with the law of the State of South Carolina, without regard to the conflicts of laws rules of such jurisdiction. The parties hereby waive any right to trial by jury and further agree that any controversy or claim relating to or arising from this Agreement (an “Arbitrable Dispute”) will be settled by arbitration. Arbitration on any Arbitrable Dispute will proceed in Pickens County, South Carolina, in accordance with the Commercial Arbitration Rules of the Judicial Arbitration and Mediation Services (the “JAMS”) as such rules may be modified herein or as otherwise agreed by the parties in controversy. Following thirty (30) days’ notice by any party of intention to invoke arbitration, any Arbitrable Dispute not mutually resolved within such thirty (30) day period will be determined by a single arbitrator upon which the parties agree, or, in the event of an absence of such agreement the single arbitrator will be appointed by JAMS.

32.         RECORD ACCESS AND RETENTION. At Purchaser’s request, Seller shall promptly provide to Purchaser (at Purchaser’s expense) copies of, or at Purchaser’s option shall provide Purchaser access to, such factual information as may be requested by Purchaser in its sole discretion, and in the possession or control of Seller, or its hotel manager or accountants, to enable Purchaser’s auditor to conduct an audit, in accordance with Rule 3-05 of Securities and Exchange Commission Regulation S-X, of the financial statements of the Property for the year to date of the year in which Closing occurs plus the three (3) immediately preceding calendar years (provided, however, that other than fees paid or payable to Seller, a Seller affiliate or a third party for on-site property management, such audit shall not include an audit of asset management fees internally allocated by Seller (as opposed to paid to a third party) or interest expenses attributable to the Seller). Purchaser shall be responsible for all out-of-pocket costs associated with any such audit. Seller shall cooperate (at no cost to Seller) with Purchaser and its auditor in Purchaser’s preparation and review of such information and the conduct of such audit. In addition, to the extent available Seller agrees to provide to Purchaser or any affiliate of Purchaser, if requested, historical financial statements for the Property, including (without limitation) income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense, and, to the extent available, Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall, to the extent available, furnish to Purchaser such financial and other information as may be requested by Purchaser or any affiliate of Purchaser to make any required filings with the Securities and Exchange Commission or other governmental authority. Seller shall maintain its records for use under this Section 32 for a period of not less than twelve (12) months after the Closing Date. The provisions of this Section shall survive Closing.

[signatures continue on next page]

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IN WITNESS WHEREOF, the parties hereto have duly signed, sealed, and delivered this Agreement as of the Execution Date.

SELLER:

HERI AUM LLC,
a South Carolina limited liability company

By:	/s/ Hiten Patel
Name: Hiten Patel
Title: Member

PURCHASER:

MEDALIST DIVERSIFIED HOLDINGS, L.P.,
A Delaware limited partnership

By:	/s/ Thomas E. Messier
Thomas E. Messier, Authorized Signatory

LIST OF EXHIBITS

Exhibit	Title

A	LEGAL DESCRIPTION

B	DUE DILIGENCE ITEMS

C	SERVICE CONTRACTS LIST

D	PERSONAL PROPERTY

E	LIST OF MECHANICS’ LIENS

F.	LIST OF PERMITS

G	LIST OF BOOKINGS

H	SCHEDULE OF HOTEL EMPLOYEES AND EMPLOYMENT AGREEMENTS

7.2.1	SPECIAL WARRANTY DEED

7.2.2	BILL OF SALE

7.2.3	ASSIGNMENT AND ASSUMPTION OF CONTRACTS AND WARRANTIES